Exhibit 3.1

GLATFELTER CORPORATION
(a Pennsylvania corporation)

AMENDED AND RESTATED BYLAWS
(Amended and Restated as of April 5, 2023)

Page

ARTICLE I	MEETINGS OF SHAREHOLDERS AND RECORD DATE	1
1.1	ANNUAL MEETING	1
1.2	SPECIAL MEETINGS	1
1.3	PLACE OF SHAREHOLDERS’ MEETINGS	1
1.4	NOTICE	2
1.5	QUORUM	2
1.6	RECORD DATES	2
1.7	VOTING	2
1.8	CONSIDERATION OF DIRECTOR NOMINATIONS AND BUSINESS AT SHAREHOLDERS’ MEETINGS	2
1.9	ADVANCE NOTICE OF SHAREHOLDER NOMINATIONS AND OTHER BUSINESS	4
1.10	SUBMISSION OF QUESTIONNAIRE, REPRESENTATION AND AGREEMENT	13
1.11	SHAREHOLDER REQUESTED SPECIAL MEETINGS	14
1.12	POSTPONEMENT AND CANCELLATION OF MEETINGS	16
1.13	ORGANIZATION	17
ARTICLE II	DIRECTORS	17
2.1	NUMBER	17
2.2	TERM	17
2.3	AGE QUALIFICATION	17
2.4	ELECTION OF DIRECTORS	18
2.5	RESIGNATIONS	18
2.6	VACANCIES	18
2.7	REMOVAL OF DIRECTORS	19
2.8	ANNUAL MEETING	19
2.9	REGULAR MEETINGS	19
2.10	SPECIAL MEETINGS	19
2.11	MEETINGS OF INDEPENDENT DIRECTORS	19
2.12	QUORUM AND ACTION BY UNANIMOUS CONSENT	20
2.13	COMPENSATION	20

-i-

(continued)
Page

2.14	COMMITTEES	20
2.15	PARTICIPATION IN MEETINGS BY COMMUNICATIONS EQUIPMENT	20
2.16	LIABILITY OF DIRECTORS	20
2.17	OFFICERS	20
2.18	TERM	21
2.19	AUTHORITY, DUTIES AND COMPENSATION	21
2.20	CHAIR OF THE BOARD	21
2.21	CHIEF EXECUTIVE OFFICER	21
2.22	PRESIDENT	21
2.23	VICE PRESIDENT	21
2.24	SECRETARY	21
2.25	TREASURER	21
ARTICLE III	INDEMNIFICATION	21
3.1	MANDATORY INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS	22
3.2	ADVANCEMENT OF EXPENSES	23
3.3	EMPLOYEE BENEFIT PLANS	23
3.4	EXCEPTIONS	23
3.5	SECURITY FOR INDEMNIFICATION OBLIGATIONS	24
3.6	CONTRACT RIGHTS	24
3.7	RELIANCE UPON PROVISIONS	24
3.8	AMENDMENT OR REPEAL	24
3.9	NON-EXCLUSIVITY OF RIGHTS	24
3.10	CONTINUATION OF RIGHTS	25
3.11	NO IMPUTATION	25
3.12	ENFORCEMENT OF RIGHTS	25
ARTICLE IV	STOCK CERTIFICATES AND CORPORATE SEAL	25
4.1	EXECUTION	25
4.2	SEAL	25

-ii-

(continued)
Page

ARTICLE V	NOTICES	26
5.1	FORM OF NOTICE	26
5.2	ADJOURNED SHAREHOLDER MEETINGS	26
5.3	WAIVER OF NOTICE	26
ARTICLE VI	AMENDMENTS	26
6.1	AMENDMENTS	26
ARTICLE VII	EMERGENCY BYLAWS	27
7.1	WHEN OPERATIVE	27
7.2	MEETINGS	27
7.3	LINES OF SUCCESSION	27
7.4	OFFICES	28
7.5	LIABILITY	28
7.6	REPEAL OR CHANGE	28
ARTICLE VIII	PENNSYLVANIA ACT 36 OF 1990	28
8.1	NON-APPLICABILITY OF PENNSYLVANIA’S CONTROL-SHARE ACQUISITION STATUTE	28
8.2	NON-APPLICABILITY OF PENNSYLVANIA’S DISGORGEMENT STATUTE	28
ARTICLE IX	FORUM SELECTION	28
9.1	EXCLUSIVE FORUM	28

-iii-

GLATFELTER CORPORATION
(a Pennsylvania corporation)

AMENDED AND RESTATED BYLAWS
(Amended and Restated as of April 5, 2023)
ARTICLE I
MEETINGS OF SHAREHOLDERS AND RECORD DATE
1.1       ANNUAL MEETING.  An annual meeting of the shareholders of Glatfelter Corporation (the “Company”) for the election of directors and the transaction of such other business as may properly come before the meeting in accordance with these Bylaws, the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), and other applicable law shall be held on the date (which date shall not be a legal holiday in the place where the meeting is to be held, and if held over the Internet or other electronic technology, which date shall not be a federal holiday) and at the time as shall be designated, from time to time, by (i) resolution of the Board of Directors (the “Board” or the “Board of Directors”) adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the Board of Directors for adoption), (ii) resolution of a duly authorized committee of the Board of Directors, or (iii) the Chair of the Board of Directors, if delegated that authority by a resolution of the Board of Directors adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) and which shall be stated in the notice of meeting.  The date and time of the annual meeting may subsequently be changed in the same manner as is required to fix the original date and time of the annual meeting.  Any and all references hereafter in these Bylaws to an annual meeting or annual meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.
1.2       SPECIAL MEETINGS.  Special meetings of the shareholders may be called at any time for any purpose or purposes, (i) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the Board of Directors for adoption), or (ii) by the Secretary of the Company, upon the written request of the record shareholders of the Company as of the record date fixed in accordance with Section 1.9 of these Bylaws who hold, in the aggregate, not less than twenty percent (20%) of the outstanding shares of the Company that would be entitled to vote at the meeting (the “Requisite Percentage”) at the time such request is submitted by the holders of such Requisite Percentage, subject to and in accordance with Section 1.9 of these Bylaws.
1.3       PLACE OF SHAREHOLDERS’ MEETINGS.  The Board of Directors, may, in its sole discretion, designate the place of meeting, within or without the Commonwealth of Pennsylvania, for any meeting of the shareholders (or, if not so designated, the place of the meeting shall be the principal office of the Company) or may, in its sole discretion, determine that a shareholder meeting shall not be held at any physical place, but shall instead be held by means of the Internet or other electronic communications technology in accordance with Section 1704 of the PBCL.
1.4       NOTICE.  Written notice stating the place, day and hour of each meeting of shareholders and, in the case of a special meeting, the general nature of the business to be transacted at such meeting shall be given by the Secretary of the Company or other duly authorized officer of the Company at least ten (10) calendar days before the meeting to each shareholder of record entitled to vote at the meeting.
1.5       QUORUM.  Except as otherwise provided in the Articles of Incorporation, the presence in person or by proxy of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter shall constitute a quorum for the purpose of considering such matter at a meeting of shareholders, but less than a quorum may adjourn from time to time to reconvene at such time and place as they may determine.
1.6       VOTING.
(a)            Voting on Actions Other Than Director Elections.  Whenever any action other than the election of directors is proposed to be taken by vote of the shareholders, except as otherwise expressly required by law, in the Articles of Incorporation or in these Bylaws, it shall be authorized by the affirmative vote of a majority of the votes cast in person or by proxy at the meeting of shareholders by the holders of shares entitled to vote thereon and shall constitute an act of the shareholders.
(b)            One Vote Per Share.  Except as otherwise provided by the Articles of Incorporation, each shareholder of the Company entitled to vote on any matter at any meeting of shareholders shall be entitled to one vote for every such share standing in such shareholder’s name on the record date for the meeting.
1.7       RECORD DATES.  The Board of Directors may fix a time not more than ninety (90) calendar days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of or to vote at any such meeting, or to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares.  In such case, only such shareholders as shall be shareholders of record at the close of business on the date so fixed shall be entitled to notice of or to vote at such meeting, or to receive payment of such dividend or distribution, or to receive such allotment of rights, or to exercise such rights in respect to any change, conversion or exchange of shares, as the case may be, notwithstanding any transfer of any shares on the books of the Company after the record date so fixed.
1.8       CONSIDERATION OF DIRECTOR NOMINATIONS AND BUSINESS AT SHAREHOLDERS’ MEETINGS.
(a)            Annual Meetings of Shareholders.  At any annual meeting of the shareholders, only such nominations of individuals for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting in accordance with these Bylaws, the Articles of Incorporation, the PBCL and other applicable law.
(i)            For nominations of individuals for election to the Board of Directors or proposals of other business to be properly requested by a shareholder to be made at an annual meeting, a shareholder must (i) be a shareholder of record at the time of delivering the advance notice to the Company contemplated by Section 1.9 of these Bylaws, on the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting, at the time of giving of notice of such annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), and at the time of the annual meeting, (ii) be entitled to vote at such annual meeting, and (iii) comply with the procedures set forth in these Bylaws as to such proposed business or nominations.  This Section 1.8(a) shall be the exclusive means for a shareholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Company’s notice of meeting) before an annual meeting of shareholders.
(ii)            For nominations of individuals for election to the Board of Directors to be properly made at an annual meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be: (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly made at the annual meeting, by or at the direction of the Board of Directors (or any duly authorized committee thereof), (c) otherwise properly brought before the annual meeting by a shareholder of the Company Present in Person (as defined below) in accordance with these Bylaws or (d) otherwise in compliance in all respects with the requirements of Regulation 14A under Exchange Act, including, without limitation, the requirements of Rule 14a-19 (as such rule and regulations may be amended from time to time by the United States Securities and Exchange Commission (“SEC”) including any SEC staff interpretations relating thereto).  In addition, for proposals of business, including those relating to the composition of the Board of Directors, to be properly brought before an annual meeting for action by the Company’s shareholders, they must relate to an item of business that (i) is a proper subject for shareholder action under the Articles of Incorporation, these Bylaws, the PBCL and other applicable law; and (ii) is not expressly reserved for action by the Board of Directors under the Articles of Incorporation, these Bylaws, the PBCL or other applicable law.  For purposes of these Bylaws, “Present in Person” shall mean that the shareholder proposing that the business be brought before a meeting, or, if the proposing shareholder is not an individual, a qualified representative of such proposing shareholder, appear in person at such meeting (unless such meeting is held by means of the Internet or other electronic technology in which case the proposing shareholder or its qualified representative shall be present at such annual meeting by means of the Internet or other electronic technology).  A “qualified representative” of such proposing shareholder shall be, if such proposing shareholder is (i) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (ii) a corporation or a limited liability company, any officer or person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company, or (iii) a trust, any trustee of such trust.
(b)            Special Meetings of Shareholders.  At any special meeting of the shareholders, only such business shall be conducted or considered as shall have been properly brought before the special meeting.  For business to be properly brought before a special meeting, it must be (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the special meeting, by or at the direction of the Board of Directors (or any duly authorized committee thereof), (iii) with respect to the election of directors, provided that the Board of Directors has called a special meeting of shareholders for the purpose of electing one or more directors to the Board, by any shareholder of the Company Present In Person who complies in all respects with the advance notice and other procedures set forth in these Bylaws relating to bringing such nominations before a special meeting, including, but not limited to, Section 1.9 hereof, or (iv) specified in the Company’s notice of meeting (or any supplement thereto) given by the Company pursuant to a valid shareholder request that the Company call a special meeting of shareholders (a “Shareholder Requested Special Meeting”) in accordance with Sections 1.2 and 1.9 of these Bylaws, it being understood that business brought before such a Shareholder Requested Special Meeting by the shareholders shall be limited to the matters stated in such valid shareholder request; provided, however, that nothing herein shall prohibit the Board of Directors (or any duly authorized committee thereof) from submitting additional matters to shareholders at any such Shareholder Requested Special Meeting.  In addition, for proposals of business to be properly brought before a special meeting, they must (i) relate to an item of business that is a proper subject for shareholder action under the Articles of Incorporation, these Bylaws, the PBCL and other applicable law; and (ii) not be expressly reserved for action by the Board of Directors under the Articles of Incorporation, these Bylaws, the PBCL or other applicable law.
Nominations of individuals for election to the Board of Directors may be made at a special meeting of shareholders if they are brought before the meeting (a) pursuant to the Company’s notice of meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Company who (1) is a shareholder of record at the time of giving of notice of such special meeting and at the time of the special meeting, (2) is entitled to vote at the special meeting, and (3) complies with the advance notice and other procedures set forth in these Bylaws relating to bringing such nominations before a special meeting, including, but not limited to, Section 1.8(b) hereof.  This Section 1.8(b) shall be the exclusive means for a shareholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before a special meeting of shareholders.
(c)            General.  Except as otherwise provided by the Articles of Incorporation, these Bylaws, the PBCL or other applicable law, the Chair of any annual or special meeting shall have the power to determine, based on the facts and circumstances and in consultation with counsel (who may be the Company’s internal counsel), whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these Bylaws and, if any proposed nomination or other business is not in compliance with these Bylaws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.  In addition, a nomination or other business proposed to be brought by a shareholder may not be brought before a meeting if such shareholder takes action contrary to the representations made in the shareholder notice applicable to such nomination or other business or if (i) when submitted to the Company prior to the deadline for submitting a shareholder notice, the shareholder notice applicable to such nomination or other business contained an untrue statement of a fact or omitted to state a fact necessary to make the statements therein not misleading, or (ii) after being submitted to the Company, the shareholder notice applicable to such nomination or other business was not updated in accordance with these Bylaws to cause the information provided in the shareholder notice to be true, correct and complete in all respects.
1.9       ADVANCE NOTICE OF SHAREHOLDER NOMINATIONS AND OTHER BUSINESS.
(a)            Annual Meeting of Shareholders.  Without qualification or limitation, subject to Section 1.9(d)(viii) of these Bylaws, for any nominations or any other business to be properly brought before an annual meeting by a shareholder pursuant to Section 1.8(a) of these Bylaws, (1) the shareholder must have given timely notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by Section 1.9 of these Bylaws), and timely updates and supplements thereof, in each case in proper form, in writing to the Secretary of the Company, and such other business must otherwise be a proper matter for shareholder action, (2) the shareholder must have complied in all respects with the requirements of Regulation 14A under the Exchange Act, including, without limitation, the requirements of Rule 14a-19 (as such rules and regulations may be amended from time to time by the SEC including any SEC staff interpretations relating thereto), and (3) the Board of Directors or an executive officer designated thereby shall determine that the shareholder has satisfied the requirements of this clause (a), including without limitation the satisfaction of any undertaking delivered under paragraph (c) below.
To be timely, a shareholder’s notice must be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the one hundred twentieth (120th) calendar day, nor earlier than the close of business on the one hundred fiftieth (150th) calendar day prior to the first anniversary of the date of the Company’s proxy statement released to shareholders in connection with the annual meeting of shareholders in the immediately preceding year; provided, however, that if the date of the annual meeting of shareholders is more than thirty (30) calendar days prior to, or more than sixty (60) calendar days after, the first anniversary date of the preceding year’s annual meeting of shareholders, or if no annual meeting was held in the preceding year, to be timely, a shareholder’s notice must be received by the Secretary of the Company on the later of (i) the ninetieth (90th) day prior to such annual meeting and (ii) the tenth (10th) calendar day following the day on which public disclosure (as defined below) of the date of the meeting is first made by the Company.  In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above.  For purposes of these Bylaws, “public disclosure” or its corollary “publicly disclosed” shall mean disclosure by the Company in (i) a document publicly filed by the Company with, or furnished by the Company to, the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act, (ii) a press release issued by the Company and distributed through a nationally recognized press release dissemination service, or (iii) another method reasonably intended by the Company to achieve broad-based dissemination of the information contained therein.
Notwithstanding anything in the immediately preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public disclosure by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred thirty (130) calendar days prior to the first anniversary of the date that the Company’s definitive proxy statement was first made publicly available to shareholders in connection with the preceding year’s annual meeting of shareholders, a shareholder’s notice required by this Section 1.9(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, and only with respect to a shareholder who had, prior to such increase in the size of the Board of Directors, previously submitted, on a timely basis and in proper written form, a shareholder notice, if it shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) calendar day following the day on which such public disclosure is first made by the Company.
In addition, to be considered timely, a shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.  For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines hereunder or under any other provision of the Bylaws or enable or be deemed to permit a shareholder who has previously submitted notice hereunder or under any other provision of the Bylaws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the shareholders.
(b)            Special Meetings of Shareholders.  Subject to Section 1.9(d)(viii) of these Bylaws, in the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any shareholder meeting the requirements set forth in Section 1.8(b) hereof may nominate an individual or individuals (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, provided that the shareholder gives timely notice of such nomination (including the notice of nomination contemplated by Section 1.9(d) of these Bylaws and the completed and signed questionnaire, representation and agreement required by Section 1.10 of these Bylaws), and timely updates and supplements thereof in each case in proper form, in writing, to the Secretary of the Company.
To be timely, a shareholder’s notice pursuant to the preceding sentence shall be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the date of such special meeting and not later than the close of business on the later of (x) the ninetieth (90th) calendar day prior to the date of such special meeting and (y) if the first public disclosure by the Company of the date of such special meeting is less than one hundred (100) calendar days prior to the date of such special meeting, the tenth (10th) calendar day following the day on which public disclosure is first made by the Company of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall any adjournment or postponement of a special meeting of shareholders, or the public announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above.  In addition, to be considered timely, a shareholder’s notice pursuant to the first sentence of this paragraph shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.
(c)            Proxy Access by Shareholders.  The Company shall include in its proxy statement for an annual meeting the shareholder the name, together with the information required by Section 1.10, of any person nominated for election (a “Shareholder Nominee”) to the board of directors by a shareholder that satisfies, or by a group of no more than twenty (20) shareholders that, collectively, satisfy, the requirements of this Section 1.9 (an “Eligible Shareholder”), which shall include owning for at least three (3) years that number of shares of capital stock that constitute three percent (3%) or more of the outstanding capital stock of the Company, and that expressly elects at the time of providing the notice required by this Section 1.9 (the “Nomination Notice”) to have its nominee or nominees included in the Company’s proxy materials pursuant to this Section 1.9. The number of Shareholder Nominees submitted shall not exceed twenty percent (20%) of the number of directors in office as of the last day on which a Nomination Notice may be delivered pursuant to this Section 1.9.
(d)            Disclosure Requirements.
(i)            To be in proper form, a shareholder’s notice to the Secretary of the Company must include the following, as applicable:
(1)            As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal, as applicable, is made, a shareholder’s notice must set forth: (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective Affiliates or Associates (for the purposes of these Bylaws, as such terms are defined in Rule 12b-2 of the Exchange Act) or others acting in concert therewith, (ii) (A) the class or series and number of shares of the Company which are, directly or indirectly, owned by such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act), except that such person shall in all events be deemed to beneficially own any shares of any class or series of the Company as to which such person has a right to acquire beneficial ownership at any time in the future, whether such right is exercisable immediately, only after the passage of time or only upon the satisfaction of certain conditions precedent, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the shareholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement or understanding (written or oral), or relationship or otherwise, pursuant to which such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith have any right to vote any class or series of shares of the Company, (D) any agreement, arrangement or understanding (written or oral), or relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement (written or oral), involving such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Company owned beneficially by such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith are entitled to, as calculated based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including, without limitation, any such interests held by members of the immediate family sharing the same household of such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith and (I) any direct or indirect interest of such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (iii) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment thereto pursuant to Rule 13d-2(a) if such a Schedule 13D or amendment thereto were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any (regardless of whether the requirement to file a Schedule 13D is applicable to such person), (iv) a description in reasonable detail of any relationship (including any direct or indirect interest in any agreement, arrangement or understanding, whether written or oral and whether formal or informal) between such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any, and the Company or any director, officer, affiliate or associate of the Company (naming such officer, director, affiliate, or associate), including, but not limited to, a description in reasonable detail of any discussions between such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith and any officer, director, affiliate, or associate of the Company (naming such officer, director, affiliate, or associate) with respect to (1) the proposal of any business or the proposal of any nominees sought to be brought before an annual meeting by a shareholder, (2) any changes sought to be made to the composition of the Board of Directors or the Company’s strategic direction, or (3) any plans or proposals for the Company to be potentially pursued by the shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any proposed business was approved, or any proposed nominees were elected, at the shareholders’ meeting, (v) a written undertaking by the shareholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made, by such beneficial owner, that such shareholder or beneficial owner will deliver to beneficial owners of shares representing at least 67% of the voting power of the stock entitled to vote generally in the election of directors either (1) at least twenty (20) calendar days before the annual meeting, a copy of its definitive proxy statement for the solicitation of proxies for its director candidates, or (2) at least forty (40) calendar days before the annual meeting a Notice of Internet Availability of Proxy Materials that would satisfy the requirements of Rule 14a-16(d) of the Exchange Act, and (vi) any other information relating to such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
(2)            If the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, a shareholder’s notice must, in addition to the matters set forth in Section 1.9(d)(i)(1) above, also set forth: (i) a reasonably detailed description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder, such beneficial owner and each of their respective affiliates or associates or others acting in concert therewith, if any, in such business, (ii) the complete text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend the Bylaws of the Company, the complete text of the proposed amendment), (iii) a reasonably detailed description of all agreements, arrangements and understandings (written or oral) between such shareholder, such beneficial owner and any of their respective affiliates or associates or others acting in concert therewith, if any, and any other person or persons (naming such other person or entity) in connection with the proposal of such business by such shareholder, and (iv) any other information relating to the proposal of such business that would be required to be disclosed in a proxy statement or other filing required to be made with the SEC in connection with any solicitations of proxies or special meeting demands by such shareholder pursuant to Section 14(a) of the Exchange Act;
(3)            As to each individual, if any, whom the shareholder proposes to nominate for election or re-election to the Board of Directors, a shareholder’s notice must, in addition to the matters set forth in Section 1.9(d)(i)(1) above, also set forth: (i) all information relating to such individual that would be required to be disclosed pursuant to Section 1.9(d)(i)(1) above if such individual was the shareholder giving the advance notice of nomination to the Company, (ii) all information relating to such individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such individual’s written and executed consent to being named in the proxy statement of such proposing shareholder as a nominee of such proposing shareholder and to serving as a director of the Company if elected), (iii) a reasonably detailed description of all direct and indirect compensation, reimbursement, indemnification and other benefits (whether monetary or non-monetary) agreements, arrangements and understandings (whether written or oral and formal or informal) during the past three (3) years, and any other relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith (naming each such person or entity), on the one hand, and each proposed nominee, and any respective affiliates and associates, or others acting in concert therewith (naming each such person or entity), on the other hand, (iv) to the extent that such proposed nominee has been convicted of any past criminal offenses involving dishonesty or a breach of trust or duty, a description in reasonable detail of such offense and all legal proceedings relating thereto, (v) to the extent that such proposed nominee has been determined by any governmental authority or self-regulatory organization to have violated any federal or state securities or commodities laws, including but not limited to, the Securities Act of 1933, as amended, the Exchange Act or the Commodity Exchange Act, a description in reasonable detail of such violation and all legal proceedings relating thereto, (vi) to the extent that such proposed nominee has ever been suspended or barred by any governmental authority or self-regulatory organization from engaging in any profession or participating in any industry, or has otherwise been subject to a disciplinary action by a governmental authority or self-regulatory organization that provides oversight over the proposed nominee’s current or past profession or an industry that the proposed nominee has participated in, a description in reasonable detail of such action and the reasons therefor, (vii) a description in reasonable detail of any and all litigation, whether or not judicially resolved, settled or dismissed, relating to the proposed nominee’s past or current service on the board of directors (or similar governing body) of any corporation, limited liability company, partnership, trust or any other entity where a legal complaint filed in any state or federal court located within the United States alleges that the proposed nominee committed any act constituting (1) a breach of fiduciary duties, (2) misconduct, (3) fraud, (4) breaches of confidentiality obligations, and/or (5) a breach of the entity’s code of conduct applicable to directors, and (viii) all other information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K or any successor provision promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant; and
(4)            With respect to each individual, if any, whom the shareholder proposes to nominate for election or re-election to the Board of Directors, a shareholder’s notice must, in addition to the matters set forth in Section 1.9(d)(i)(1) and Section 1.9(d)(i)(3) above, also include such proposed nominee’s (A) statement that the nominee intends to comply with all applicable corporate governance and other policies and guidelines of the Company applicable to directors and in effect during such person’s term in office as a director, including, without limitation, the election policy set forth in the Company’s Corporate Governance Principles, and (B) completed and executed questionnaire, representation and agreement as required by Section 1.10 of these Bylaws.  The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.  Notwithstanding anything to the contrary, only persons who are nominated in accordance with the procedures set forth in these Bylaws, including, without limitation, Section 1.8 and this Section 1.9 hereof, shall be eligible for election as directors.
(ii)            Upon written request by the Secretary of the Company, the Board of Directors or any duly authorized committee thereof, any shareholder submitting a shareholder notice proposing a nomination or other business for consideration at a meeting shall provide, within five (5) business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the reasonable discretion of the Board of Directors, any duly authorized committee thereof or any duly authorized officer of the Company, to demonstrate the accuracy of any information submitted by the shareholder in the shareholder notice delivered pursuant to the requirements of the Bylaws (including, if requested, written confirmation by such shareholder that it continues to intend to bring the nomination or other business proposed in the shareholder notice before the meeting).  If a shareholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with the requirements of the Bylaws.
(iii)            For a shareholder notice to comply with the requirements of this Section 1.9, each of the requirements of this Section 1.9 shall be directly and expressly responded to and a shareholder notice must clearly indicate and expressly reference which provisions of this Section

1.9 the information disclosed is intended to be responsive to.  Information disclosed in one section of the shareholder notice in response to one provision of this Section 1.9 shall not be deemed responsive to any other provision of this Section 1.9 unless it is expressly cross-referenced to such other provision and it is clearly apparent how the information included in one section of the shareholder notice is directly and expressly responsive to the information required to be included in another section of the shareholder notice pursuant to this Section 1.9.  For the avoidance of doubt, statements purporting to provide global cross-references that purport to provide that all information provided shall be deemed to be responsive to all requirements of this Section 1.9 shall be disregarded and shall not satisfy the requirements of this Section 1.9.
(iv)            For a shareholder notice to comply with the requirements of this Section 1.9, it must set forth in writing directly within the body of the shareholder notice (as opposed to being incorporated by reference from any other document or writing not prepared solely in response to the requirements of these Bylaws) all the information required to be included therein as set forth in this Section 1.9 and each of the requirements of this Section 1.9 shall be directly responded to in a manner that makes it clearly apparent how the information provided is specifically responsive to any requirements of this Section 1.9.  For the avoidance of doubt, a shareholder notice shall not be deemed to be in compliance with this Section 1.9 if it attempts to include the required information by incorporating by reference into the body of the shareholder notice any other document, writing or part thereof, including, but not limited to, any documents publicly filed with the SEC not prepared solely in response to the requirements of these Bylaws.  For the further avoidance of doubt, the body of the shareholder notice shall not include any documents that are not prepared solely in response to the requirements of these Bylaws.
(v)            A shareholder submitting a shareholder notice, by its delivery to the Company, represents and warrants that all information contained therein, as of the deadline for submitting the shareholder notice, is true, accurate and complete in all respects, contains no false or misleading statements and such shareholder acknowledges that it intends for the Company and the Board of Directors to rely on such information as (i) being true, accurate and complete in all respects and (ii) not containing any false or misleading statements.  If the information submitted pursuant to this Section 1.9 by any shareholder proposing a nomination or other business for consideration at a meeting shall not be true, correct and complete in all respects prior to the deadline for submitting the shareholder notice, such information may be deemed not to have been provided in accordance with this Section 1.9.
(vi)            Notwithstanding any notice of the meeting sent to shareholders on behalf of, or any proxy statement filed by, the Company, a shareholder must separately comply with this Section 1.9 to propose a nomination or other business at any meeting and is still required to deliver its own separate and timely shareholder notice to the Secretary of the Company prior to the deadline for submitting a shareholder notice that complies in all respects with the requirements of this Section 1.9.  For the avoidance of doubt, if the shareholder’s proposed business is the same or relates to business brought by the Company and included in the Company’s meeting notice or any supplement thereto, the shareholder is nevertheless still required to comply with this Section 1.9 and deliver, prior to the deadline for submitting the shareholder notice, its own separate and timely shareholder notice to the Secretary of the Company that complies in all respects with the requirements of this Section 1.9.

(vii)            Notwithstanding the provisions of these Bylaws, a shareholder shall also comply with all applicable requirements of the Exchange Act, the rules and regulations thereunder and any other requirements of the SEC, the PBCL and other applicable law with respect to the matters set forth in these Bylaws, any solicitation of proxies contemplated by any notices delivered pursuant to these Bylaws and any filings required to be made with the SEC in connection therewith; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these Bylaws with respect to nominations or proposals as to any other business to be considered.
(viii)            Nothing in this Section 1.9 shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under the PBCL, any other applicable law, the Articles of Incorporation or these Bylaws.  Subject to Rules 14a-8 and 14a-19 under the Exchange Act, nothing in this Section 1.9 shall be construed to permit any shareholder, or give any shareholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of director or directors or any other business proposal.
(ix)             For purposes of these Bylaws, a person shall be deemed to be “acting in concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Company in parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, however, that a person shall not be deemed to be “acting in concert” with any other person solely as a result of the solicitation or receipt of revocable proxies, or special meeting demands from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy statement filed on Schedule 14A. A person deemed to be “acting in concert” with another person shall be deemed to be “acting in concert” with any third party who is also “acting in concert” with such other person.
1.10       SUBMISSION OF QUESTIONNAIRE, REPRESENTATION AND AGREEMENT.  To be eligible to be a nominee for election or re-election as a director of the Company, a person nominated by a shareholder for election or re-election to the Board of Directors must deliver (in accordance with the time periods prescribed for delivery of an advance notice of nominations pursuant to Section 1.9 of these Bylaws) to the Secretary of the Company at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary of the Company upon written request), and a written representation and agreement (in the form provided by the Secretary of the Company upon written request) that such individual (A) is not and will not become a party to (1) any agreement, arrangement or understanding (written or oral) with, and has not given any commitment or assurance (written or oral) to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been expressly disclosed in writing to the Company, or (2) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a director of the Company, with such individual’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding (written or oral) with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been expressly disclosed therein, (C) is not a party to any agreement, arrangement or understanding (written or oral) with any person or entity, that contemplates such person resigning as a member of the Board of Directors prior to the conclusion of the term of office to which such person was elected, and has not given any commitment or assurance (written or oral) to any person or entity that such person intends to, or if asked by such person or entity would, resign as a member of the Board of Directors prior to the end of the conclusion of the term of office to which such person was elected, except as expressly disclosed therein, (D) has expressly disclosed therein whether all or any portion of securities of the Company were purchased with any financial assistance provided by any other person and whether any other person has any interest in such securities, (E) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply, with all applicable code of ethics and/or business conduct, corporate governance, conflicts of interest, confidentiality, public disclosures, hedging and pledging policies relating to the Company’s securities, and stock ownership and stock trading policies and guidelines of the Company that are adopted and publicly disclosed from time to time, (F) consents to being named as a nominee of the proposing shareholder in the proposing shareholder’s proxy statement and agrees to serve as a member of the Board of Directors if elected as a director, and (G) will abide by all applicable corporate governance and other policies and guidelines of the Company applicable to directors and in effect during such person’s term in office as a director, including, without limitation, the Company’s Corporate Governance Principles.
1.11       SHAREHOLDER REQUESTED SPECIAL MEETINGS.
(a)            No shareholder may request that the Secretary of the Company call a Shareholder Requested Special Meeting unless a shareholder of record of the Company has first submitted a request in writing (“Record Date Request Notice”) that the Board of Directors fix a record date (a “Request Record Date”) for the purpose of determining the shareholders entitled to request that the Secretary of the Company call a Shareholder Requested Special Meeting, which Record Date Request Notice shall be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company.
(b)            Within ten (10) calendar days after receipt of a Record Date Request Notice in compliance with this Section 1.11 from any shareholder of record, the Board of Directors may adopt a resolution fixing a Request Record Date for the purpose of determining the shareholders entitled to request that the Secretary of the Company call a Shareholder Requested Special Meeting, which date shall not precede the date upon which the resolution fixing the Request Record Date is adopted by the Board of Directors.  If no resolution fixing a Request Record Date has been adopted by the Board of Directors within the ten (10) calendar day period after the date on which such a request to fix a Request Record Date was received, the Request Record Date in respect thereof shall be deemed to be the twentieth (20th) calendar day after the date on which such a request is received.
(c)            In order for a Shareholder Requested Special Meeting to be called, one or more written request or requests to call a Shareholder Requested Special Meeting (each, a “Special Meeting Request” and collectively, the “Special Meeting Requests”), must be in proper written form and must be signed by shareholders who, as of the Request Record Date, hold of record or beneficially, in the aggregate, the Requisite Percentage and must be timely delivered to the Secretary of the Company at the principal executive offices of the Company.  To be timely, a Special Meeting Request must be delivered to the principal executive offices of the Company not later than the sixtieth (60th) calendar day following the Request Record Date.  In determining whether a Shareholder Requested Special Meeting has been properly requested, multiple Special Meeting Requests delivered to the Secretary of the Company will be considered together only if (i) each Special Meeting Request identifies the same purpose or purposes of the Shareholder Requested Special Meeting and the same matters proposed to be acted on at such meeting (in each case as determined in good faith by the Board of Directors), and (ii) such Special Meeting Requests have been dated and delivered to the Secretary of the Company within sixty (60) calendar days of the earliest dated Special Meeting Request.
(d)            In addition to the requirements set forth in Section 1.11(c), to be in proper form for purposes of this Section 1.11, a Special Meeting Request must include and set forth a description of (i) the specific purpose or purposes of the Shareholder Requested Special Meeting, (ii) the matter(s) proposed to be acted on at the Shareholder Requested Special Meeting, and (iii) the reasons for conducting such business at the Shareholder Requested Special Meeting.  Shareholders seeking to propose candidates for election to the Board of Directors at a Shareholder Requested Special Meeting where the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such Shareholder Requested Special Meeting in accordance with the provisions of Section 1.2 of these Bylaws and this Section 1.11 must also comply with the requirements set forth in Section 1.9 of these Bylaws for providing a timely and proper written notice for the proposal of candidates for election as directors.
(e)            A shareholder may revoke a Special Meeting Request by written revocation delivered to the Secretary of the Company at any time prior to the Shareholder Requested Special Meeting.  If any such revocation(s) are received by the Secretary of the Company after the Secretary’s receipt of Special Meeting Requests from the Requisite Percentage of shareholders, and as a result of such revocation(s) there no longer are unrevoked demands from the Requisite Percentage of shareholders to call a Shareholder Requested Special Meeting, then the Board of Directors shall have the discretion to determine whether or not to proceed with the Shareholder Requested Special Meeting.
(f)            The Secretary of the Company shall not accept, and shall consider ineffective, a Special Meeting Request if such Special Meeting Request does not comply with this Section 1.11 or relates to an item of business to be transacted at the Shareholder Requested Special Meeting that either (i) is not a proper subject for shareholder action under the Articles of Incorporation, these Bylaws, the PBCL or other applicable law, or (ii) is expressly reserved for action by the Board of Directors under the Articles of Incorporation, these Bylaws, the PBCL or other applicable law

(g)            If none of the shareholders who submitted and signed the Special Meeting Request appears in person at the Shareholder Requested Special Meeting or sends a qualified representative to the Shareholder Requested Special Meeting to present the matters to be presented for consideration that were specified in the Special Meeting Request (unless the Shareholder Requested Special Meeting is held by means of remote communication in which case the requesting shareholder or its qualified representative shall be present by means of remote communication), the Company need not present such matters for a vote at such meeting.
(h)            After Special Meeting Requests have been received on a timely basis, in proper form and in accordance with this Section 1.11 from a shareholder or shareholders holding the Requisite Percentage, the Secretary of the Company shall duly call, and determine the place, date and time of, a Shareholder Requested Special Meeting for the purpose or purposes and to conduct the business specified in the Special Meeting Requests received by the Company; provided, however that the Shareholder Requested Special Meeting shall be held within sixty (60) calendar days after the Company receives one or more valid Special Meeting Requests in compliance with this Section 1.11 from shareholders holding at least the Requisite Percentage.  If the Secretary of the Company neglects or refuses to fix the date of such Shareholder Requested Special Meeting and give the notice of meeting required by Section 1.4 of these Bylaws, then the shareholder or shareholders making the request for the Shareholder Requested Special Meeting may do so.
(i)            The record date for notice and voting for such a Shareholder Requested Special Meeting shall be fixed in accordance with Section 1.7 of these Bylaws.
(j)            The Board of Directors shall provide written notice of such Shareholder Requested Special Meeting in accordance with Section 1.4 of these Bylaws.  The business brought before any Shareholder Requested Special Meeting by shareholders shall be limited to the matters proposed in the valid Special Meeting Request; provided, however, that nothing herein shall prohibit the Board of Directors from bringing other matters before the shareholders at any Shareholder Requested Special Meeting and including such matters in the notice of the special meeting it provides to shareholders.  Notwithstanding any notice of the special meeting sent to shareholders on behalf of the Company, a shareholder must separately comply with this Section 1.11 to conduct business at any Shareholder Requested Special Meeting.  If the business proposed by a shareholder to be brought before a Shareholder Requested Special Meeting is the same or relates to business brought by the Company and included in the Company’s notice for such Shareholder Requested Special Meeting, the shareholder is nevertheless still required to comply with this Section 1.11 and deliver its own separate, timely and proper Special Meeting Request to the Secretary of the Company that complies in all respects with the requirements of this Section 1.11.
(k)            Except in accordance with this Section 1.11 and except as provided in Section 1.8(b) of these Bylaws with respect to a shareholder’s ability to propose candidates for election as directors at a special meeting of shareholders where the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting in accordance with the provisions of Section 1.2 of these Bylaws, shareholders shall not be permitted to propose business to be brought before a special meeting of shareholders.

1.12       POSTPONEMENT AND CANCELLATION OF MEETINGS.  Any previously scheduled annual or special meeting of the shareholders may be postponed, and any previously scheduled annual or special meeting of the shareholders called by the Board of Directors may be canceled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of shareholders.
1.13       ORGANIZATION.  Meetings of shareholders shall be presided over by such person as the Board of Directors may designate as Chair of the meeting, or in the absence of such a person, the Chair of the Board of Directors, or if none, or in the Chair of the Board of Directors’ absence or inability to act, the Chief Executive Officer, or if none, or in the Chief Executive Officer’s absence or inability to act, the President, or if none, or in the President’s absence or inability to act, a Vice President, or, if none of the foregoing is present or able to act, by a Chair to be chosen by the holders of a majority of the shares entitled to vote who are present in person or by proxy at the meeting.  The Secretary of the Company, or in the Secretary’s absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.  The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient.  Subject to such rules and regulations of the Board of Directors, if any, the Chair of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chair, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in the meeting to shareholders of record of the Company, their duly authorized and constituted proxies and such other persons as the Chair shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, appointing inspectors of election, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot.
ARTICLE II
DIRECTORS
2.1       NUMBER.  The Board of Directors shall consist of at least three (3) persons; however, the size of the Board may be set by resolution of the Board from time to time.
2.2       TERM.  Each director shall serve a term expiring at the next annual meeting of shareholders of the Company and until a successor shall be selected and qualified or until the earlier of death, resignation or removal.
2.3       AGE QUALIFICATION.  No person shall be elected or re-elected as a director after reaching seventy-five (75) years of age (the “Qualifying Age”); provided, however, that the Board has the sole discretion, on a case-by-case basis, to not accept the resignation of a director who has reached the Qualifying Age if it determines, on the recommendation of the Nominating and Corporate Governance Committee, that the director’s continued service (on a year-to-year basis) is in the best interests of the Company in order to retain skills on, or to maintain diversity of, the Board.  When the term of any director extends beyond the date when the director reaches the Qualifying Age, such director shall tender notice of resignation from the Board of Directors effective at the annual meeting of shareholders next following the director’s seventy-fifth (75th) birthday.
2.4       ELECTION OF DIRECTORS.
(a)            In an election of directors that is not a contested election, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.  Abstentions and broker non-votes shall not be considered to be votes cast. In a contested election of directors, the nominees for election to the Board of Directors receiving the highest number of votes, up to the number of directors to be elected in such election, shall be elected. Shareholders shall not have the right to vote against a nominee in a contested election of directors.
(b)            For purposes of this Section 2.4, an election of directors shall be deemed contested if (i) the Secretary of the Company receives from a shareholder an advance notice indicating that such shareholder intends to propose at least one candidate for election as a director at a meeting of shareholders, which notice is in compliance with the advance notice requirements for shareholder nominees for director set forth in these Bylaws, and (ii) such notice of nomination has not been withdrawn by such shareholder on or before the tenth (10th) calendar day before the Company files its definitive proxy statement for such shareholders’ meeting with the U.S. Securities and Exchange Commission (regardless of whether or not such proxy statement is thereafter revised or supplemented).
2.5       RESIGNATIONS.  Any director may resign at any time upon notice given in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer or the Secretary of the Company; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director.  A resignation is effective when the resignation is delivered, unless the resignation specifies a later effective date, or an effective date determined upon the occurrence of an event or events.  Acceptance of such resignation shall not be necessary to make it effective.  Unless otherwise provided in the Articles of Incorporation or these Bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.
2.6       VACANCIES.  In the case of any vacancy in the Board of Directors by death, resignation or for any other cause, including an increase in the number of directors, the Board may, by the affirmative vote of a majority of the remaining directors, even though less than a quorum or by the sole remaining director, fill the vacancy by choosing a director to serve until the next annual meeting of shareholders of the Company and until a successor has been selected and qualified or until the earlier of death, resignation or removal.
2.7       REMOVAL OF DIRECTORS.  Any director, or the entire Board of Directors, may be removed from office without assigning any cause by the vote of shareholders, or of the holders of a class or series of shares, entitled to elect directors.  In case the Board of Directors or any one or more directors are so removed, new directors may be elected by the shareholders at the same meeting.

2.8       ANNUAL MEETING.  An annual meeting of the Board of Directors shall be held each year after the annual meeting of shareholders of the Company, at such place as the Board of Directors may determine, in its sole discretion, for the purposes of organization, election of officers and the transaction of such other business as shall come before the meeting.  No notice of the meeting need be given.
2.9       REGULAR MEETINGS.  Regular meetings of the Board of Directors may be held without notice at such times and at such places as the Board of Directors may determine.
2.10       SPECIAL MEETINGS.  Special meetings of the Board of Directors may be called by the Chair of the Board, the Chief Executive Officer, the President or any two (2) members of the Board of Directors.  Notice of every special meeting shall be given to each director not later than the second day immediately preceding the day of such meeting in the case of notice by mail, telegram or courier service, and not later than the day immediately preceding the day of such meeting in the case of notice delivered personally or by telephone, facsimile transmission, email, text messaging or other electronic communication.  Such notice shall state the time and place of the meeting, but, except as otherwise provided in these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice, or waiver of notice, of such meeting.
2.11       MEETINGS OF INDEPENDENT DIRECTORS.  Meetings of the independent members of the Board of Directors may be held without notice at such times and at such places as the independent members of the Board of Directors may determine.  In the absence or disability of the Chair of the Board, the Chair of the Nominating and Corporate Governance Committee shall preside at any such meetings.
2.12       QUORUM AND ACTION BY UNANIMOUS CONSENT.
(a)            Quorum.  A majority of the directors in office shall constitute a quorum for the transaction of business but less than a quorum may adjourn from time to time to reconvene at such time and place as they may determine.
(b)            Action by Unanimous Consent.  Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the Secretary of the Company.  For the purposes of this Section 2.12(b), consent may be given by means of a physical written copy or transmitted by facsimile transmission, email or similar electronic communications technology; provided that the means of giving consent shall enable the Company to keep a record of the consents in a manner satisfying the requirements of Section 107 of the Pennsylvania Associations Code.
2.13       COMPENSATION.  Directors shall receive such compensation for their services as shall be fixed by the Board of Directors.
2.14       COMMITTEES.  The Board of Directors may, by resolution adopted by an affirmative vote of the majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the Board for adoption), designate one or more committees, each committee to consist of two or more of the directors of the Company.  The Board may designate one or more directors as alternate members of any Committee, who may replace any absent or disqualified member at any meeting of the committee.  Any such committee to the extent provided in such resolution shall have and exercise the authority of the Board of Directors in the management of the business and affairs of the Company.
2.15       PARTICIPATION IN MEETINGS BY COMMUNICATIONS EQUIPMENT.  One or more directors may participate in a meeting of the Board of Directors or a committee of the Board by means of conference telephone or other electronic technology by means of which all persons participating in the meeting can hear each other.  Directors so participating shall be deemed present at the meeting.
2.16       LIABILITY OF DIRECTORS.  A director of the Company shall not be personally liable for monetary damages for any action taken, or any failure to take any action, on or after January 27, 1987, unless such director has breached or failed to perform the duties of the office as provided for under Section 1713 of the PBCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.  Any repeal, amendment, or modification of this Section shall be prospective only and shall not increase, but may decrease, the liability of a director with respect to actions or failures to act occurring prior to such change.
2.17       OFFICERS.  The officers of the Company shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the Board of Directors may deem advisable.  Any two or more offices may be held by the same person.
2.18       TERM.  Each officer shall hold office until a successor is elected or appointed and qualified or until death, resignation or removal by the Board of Directors.
2.19       AUTHORITY, DUTIES AND COMPENSATION.  All officers shall have such authority, perform such duties and receive such compensation as may be provided in the bylaws or as may be determined by the Board of Directors.
2.20       CHAIR OF THE BOARD.  The Chair of the Board shall preside at all meetings of the Board of Directors and shall perform such other duties as may be assigned by the Board of Directors.  In the absence or disability of the Chair of the Board, the Chair of the Nominating and Corporate Governance Committee shall have the authority and perform the duties of the Chair of the Board.
2.21       CHIEF EXECUTIVE OFFICER.  The Chief Executive Officer shall be the chief executive officer of the Company and shall preside at all meetings of the shareholders.  The Chief Executive Officer shall be responsible for the general management of the business of the Company, subject to the control of the Board of Directors.  In the absence or disability of the President, or if that office is vacant, the Chief Executive Officer shall have the authority and perform the duties of the President.
2.22       CHIEF FINANCIAL OFFICER.  The Chief Financial Officer shall keep or cause to be kept the books of account of the Company in a thorough and proper manner and shall render statements of the financial affairs of the Company in such form and as often as required by the Board of Directors or the President.  The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Company.  The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.  The President may direct the Treasurer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and the Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
2.23       PRESIDENT.  The President shall perform such duties as may be assigned by the Board of Directors and, in the absence or disability of the Chief Executive Officer, or if that office is vacant, shall have the authority and perform the duties of the Chief Executive Officer.
2.24       VICE PRESIDENT.  In the absence or disability of the Chief Executive Officer and the President, or any other officer or officers, the Vice Presidents in the order designated by the Board of Directors shall have the authority and perform the duties of the Chief Executive Officer, the President or other officer as the case may be.  The Vice President, Finance shall be the principal accounting officer and shall keep books recording the business transactions of the Company.  The Vice President shall be in charge of the accounts of all of its offices and shall promptly report and properly record in the books of the Company all relevant data relating to the Company’s business.
2.25       SECRETARY.  The Secretary shall give notice of meetings of the shareholders, of the Board of Directors and of any Board Committee, attend all such meetings and record the proceedings thereof.  In the absence or disability of the Secretary, an Assistant Secretary or any other person designated by the Board of Directors or the Chief Executive Officer shall have the authority and perform the duties of the Secretary.
2.26       TREASURER.  The Treasurer shall have charge of the securities of the Company and the deposit and disbursement of its funds, subject to the control of the Board of Directors.  In the absence or disability of the Treasurer, an Assistant Treasurer or any other person designated by the Board of Directors or the Chief Executive Officer shall have the authority and perform the duties of the Treasurer.
ARTICLE III
INDEMNIFICATION
3.1       MANDATORY INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS.  The Company shall, except as otherwise provided in Section 3.4 hereof, indemnify any director or officer of the Company or any of its subsidiaries who was or is an “authorized representative” of the Company (which shall mean for the purposes of this Article III, a director or officer of the Company, or a person serving at the request of, for the convenience of, or to represent the interests of, the Company as a director, officer, employee, partner, agent, manager, member, fiduciary, trustee or other representative of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise) and who was or is a “party” (which shall include for purposes of this Article III the giving of testimony or similar involvement) or is threatened to be made a party to any “proceeding” (which shall mean for purposes of this Article III any threatened, pending or completed action, suit, appeal, investigation (including any internal investigation), inquiry, hearing, mediation, arbitration, other alternative dispute mechanism or other proceeding of any nature, whether civil, criminal, administrative, regulatory, legislative, investigative or arbitrative, whether formal or informal, and whether brought by or in the right of the Company, its shareholders, the Board of Directors, any duly authorized committee of the Board of Directors, a governmental agency or instrumentality, a self-regulatory organization or otherwise) by reason of the fact that such person was or is an authorized representative of the Company to the fullest extent permitted by the PBCL and other applicable law (as the same exists or may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), including, without limitation, indemnification against expenses (which shall include for purposes of this Article III attorneys’ fees and disbursements), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding unless the act or failure to act giving rise to the claim is finally determined by a court of competent jurisdiction from which there is no further right of appeal to have constituted willful misconduct or recklessness.  For the purposes of this Article III, a person’s service to the Company or another enterprise shall be presumed to be “serving at the request of the Company,” unless it is conclusively determined to the contrary by a majority vote of the directors of the Company, excluding, if applicable, such person.  With respect to such determination, it shall not be necessary for such person to show any actual or prior request by the Company or its Board of Directors for such service to the Company or such other enterprise.  If an authorized representative is not entitled to indemnification in respect of a portion of any liabilities to which such person may be subject, the Company shall nonetheless indemnify such person to the maximum extent for the remaining portion of the liabilities.  Notwithstanding the foregoing, the Company shall not indemnify any such authorized representative in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) is brought by the authorized representative due to the failure of the Company to pay indemnification provided under Sections 3.1, 3.2 or 3.3 and the authorized representative is successful in such proceeding.
3.2       ADVANCEMENT OF EXPENSES.  Except as otherwise provided in Section 3.4 hereof, the Company shall pay the expenses (including attorneys’ fees and disbursements) actually and reasonably incurred in defending a proceeding on behalf of any person entitled to indemnification under Section 3.1 of this Article III in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Article III and may pay such expenses in advance on behalf of any employee or agent on receipt of a similar undertaking.  Such advances shall be paid by the Company within ten (10) calendar days after the receipt by the Company of a statement or statements from the person entitled to indemnification requesting such advance or advances from time to time together with a reasonable accounting of such expenses.  The financial ability of any person entitled to indemnification under Section 3.1 of this Article III to repay the Company any amounts advanced for expenses shall not be a prerequisite to the making of an advance and any advancement of expenses of such a person shall not be required to be secured and shall not bear interest.  Except as otherwise provided in the PBCL or this Section 3.2, the Company shall not impose on any person entitled to indemnification under Section 3.1 of this Article III additional conditions to the advancement of expenses or require from such person additional undertakings regarding repayment.  Advancements of expenses to any person entitled to indemnification under Section 3.1 of this Article III shall include any and all reasonable expenses incurred pursuing an action to enforce this right of advancement, including expenses incurred preparing and forwarding statements to the Company to support the advancements claimed.
3.3       EMPLOYEE BENEFIT PLANS.  For purposes of this Article III, the Company shall be deemed to have requested an officer or director to serve as fiduciary with respect to an employee benefit plan where the performance by such person of duties to the Company also imposes duties on, or otherwise involves services by, such person as a fiduciary with respect to the plan; excise taxes assessed on an authorized representative with respect to any transaction with an employee benefit plan shall be deemed “fines”; and action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Company.
3.4       EXCEPTIONS.  No indemnification under Sections 3.1 and 3.3 of this Article III or advancement or reimbursement of expenses under Section 3.2 of this Article III shall be provided to a person covered by Sections 3.1 and 3.3 of this Article III hereof: (i) with respect to expenses or the payment of profits arising from the purchase or sale of securities of the Company in violation of Section 16(b) of Exchange Act; (ii) if a final unappealable judgment or award establishes that such director or officer engaged in intentional misconduct or a transaction from which the director or officer derived an improper personal benefit; (iii) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) which have been paid directly to, or for the benefit of, such person by an insurance carrier under a policy of officers’ and directors’ liability insurance whose premiums are paid for by the Company or by an individual or entity other than such director or officer; and (iv) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the Company, which written consent shall not be unreasonably withheld.  The Board of Directors of the Company is hereby authorized, at any time by resolution, to add to the foregoing list of exceptions from the right of indemnification under Sections 3.1 and 3.3 of this Article III or advancement or reimbursement of expenses under Section 3.2 of this Article III, but any such additional exception shall not apply with respect to any event, act or omission which occurred prior to the date that the Board of Directors in fact adopts such resolution.  Any such additional exception may, at any time after its adoption, be amended, supplemented, waived or terminated by further resolution of the Board of Directors of the Company.
3.5       SECURITY FOR INDEMNIFICATION OBLIGATIONS.  To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Company may, at its expense, purchase and maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Company, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate.
3.6       CONTRACT RIGHTS.  Without the necessity of entering into an express contract with any person covered by Sections 3.1 and 3.3 of this Article III and entitled to indemnification under Section 3.1 of this Article III, the obligations of the Company to indemnify an indemnified person under Sections 3.1 and 3.3 of this Article III, including the obligation to advance and/or reimburse expenses under Section 3.2 of this Article III, shall be considered a contract right between the Company and such indemnified person pursuant to which the Company and each such person intend to be legally bound and shall be effective to the same extent and as if provided for in a contract between the Company and such indemnified person.  Such contract right shall be deemed to vest at the commencement of such indemnified person’s service to or at the request of the Company, and no amendment, modification or repeal of this Article III shall affect, to the detriment of the indemnified person and such indemnified person’s heirs, executors, administrators and estate, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.
3.7       RELIANCE UPON PROVISIONS.  Each person who shall act as an authorized representative of the Company shall be deemed to be doing so in reliance upon the rights of indemnification and advancement of expenses provided by this Article III.
3.8       AMENDMENT OR REPEAL.  Any repeal, amendment or modification hereof shall be prospective only and shall not limit, but may expand, any rights or obligations in respect of any proceeding whether commenced prior to or after such change to the extent such proceeding pertains to actions or failures to act occurring prior to such change.
3.9       NON-EXCLUSIVITY OF RIGHTS.  The right to indemnification and the advancement of expenses, as authorized by this Article III, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any applicable law (common law or statutory law), any provision of the Articles of Incorporation or these Bylaws, agreement, insurance policy, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in any other capacity while holding such office or while employed by or acting as agent for the Company.  The Company is specifically authorized to enter into an agreement with any of its directors, officers, employees or agents providing for indemnification and advancement of expenses that may change, enhance, qualify or limit any right to indemnification or the advancement of expenses provided by this Article III, to the fullest extent not prohibited by the PBCL or other applicable law.
3.10       CONTINUATION OF RIGHTS.  The rights of indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, this Article III shall continue as to an officer or director of the Company who has ceased to be an officer or director in respect of matters arising prior to such time, and shall inure to the benefit of the spouses, heirs, executors and administrators of such person.
3.11       NO IMPUTATION.  The knowledge and/or actions, or failure to act, of any officer, director, employee or representative of the Company, another enterprise or any other person shall not be imputed to any person for purposes of determining the right to indemnification or advancement or reimbursement of expenses under this Article III.
3.12       ENFORCEMENT OF RIGHTS.  If a request for indemnification or for the advancement or reimbursement of expenses pursuant to this Article III is not paid in full by the Company within thirty (30) calendar days after a written claim has been received by the Company, together with all supporting information reasonably requested by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim

(plus interest at the prime rate announced from time to time by the Company’s primary lending bank) and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses (including, but not limited to, attorneys’ and investigation fees and costs) of prosecuting such claim.  Neither the failure of the Company (including its Board of Directors or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of or the advancement or reimbursement of expenses to the claimant is proper in the circumstances, nor an actual determination by the Company (including its Board of Directors or independent legal counsel) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.
ARTICLE IV
STOCK CERTIFICATES AND CORPORATE SEAL
4.1       EXECUTION.  Certificates of shares of capital stock of the Company shall be signed by the Chair of the Board, the Chief Executive Officer, the President or a Vice President and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer, but where a certificate is signed by a transfer agent or a registrar, the signature of any corporate officer may be facsimile, engraved or printed.
4.2       SEAL.  The Company shall have a corporate seal which shall bear the name of the Company and State and year of its incorporation.  The seal shall be in the custody of the Secretary of the Company and may be used by causing it or a facsimile to be impressed or reproduced upon or affixed to any document.
ARTICLE V
NOTICES
5.1       FORM OF NOTICE.  Whenever written notice is required to be given to any person under the provisions of the PBCL, the Articles of Incorporation or these Bylaws, it may be given to a person: (i) by personal delivery, (ii) by facsimile number, email or other electronic communication to a facsimile number or address for email or other electronic communications supplied by such person to the Company for the purpose of notice, or (iii) by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), confirmed facsimile transmission or courier service, charges prepaid, to the address (or to the facsimile number) of the person appearing on the books of the Company or, in the case of notice to be given to a director, to the address (or to the facsimile number) supplied by the director to the Company for the purpose of notice.  If the notice is sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person.  Notice given by facsimile transmission, email or other electronic communication shall be deemed to have been given to the person entitled thereto when sent.  A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any other provision of the PBCL, the Articles of Incorporation or these Bylaws.
5.2       ADJOURNED SHAREHOLDER MEETINGS.  When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the adjourned meeting, in which event the notice shall be given in accordance with this section.
5.3       WAIVER OF NOTICE.  Any notice required to be given under these Bylaws may be effectively waived by the person entitled thereto by written waiver signed before or after the meeting to which such notice would relate or by attendance at such meeting otherwise than for the purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.
ARTICLE VI
AMENDMENTS
6.1       AMENDMENTS.  These Bylaws may be amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the total number of the authorized members of the Board of Directors (whether or not there exist any vacancies in previously authorized directorships at the time a resolution regarding the foregoing is presented to the Board of Directors for adoption) or by the by the affirmative vote of a majority of the votes cast in person or by proxy at the meeting of shareholders by the holders of shares entitled to vote thereon, as the case may be; provided, however, that new bylaws may not be adopted and these Bylaws may not be amended or repealed in any way that limits indemnification rights, increases the liability of directors or changes the manner or vote required for any such adoption, amendment or repeal, except by the affirmative vote of a majority of the votes cast in person or by proxy at the meeting of shareholders by the holders of shares entitled to vote thereon.  In the case of any meeting of shareholders, in order to consider the adoption, amendment or repeal of these Bylaws, written notice shall be given to each shareholder entitled to vote thereat that the purpose, or one of the purposes, of the meeting is to consider the adoption, amendment or repeal of these Bylaws, which notice shall also include, without limitation, the text of any resolution calling for any adoption, amendment or repeal.  Notwithstanding the foregoing, any shareholder seeking to bring a proposed amendment to these Bylaws before a meeting of shareholders, must comply with Sections 1.8 and 1.9 of these Bylaws.
ARTICLE VII
EMERGENCY BYLAWS
7.1       WHEN OPERATIVE.  The emergency bylaws provided by the following Sections shall be operative during any emergency resulting from warlike damage or an attack on the United States or any nuclear or atomic disaster, notwithstanding any different provision in the preceding Sections of these Bylaws, in the Articles of Incorporation or in the PBCL.  To the extent not inconsistent with these emergency bylaws, the Bylaws provided in the preceding Sections shall remain in effect during such emergency and upon the termination of such emergency the emergency bylaws shall cease to be operative unless and until another such emergency shall occur.
7.2       MEETINGS.  During any such emergency:
(a)            Any meeting of the Board of Directors may be called by any director.  Whenever any officer of the Company who is not a director has reason to believe that no director is available to participate in a meeting, such officer may call a meeting to be held under the provisions of this Section.

(b)            Notice of each meeting called under the provisions of this Section shall be given by the person calling the meeting or at his request by any officer of the Company.  The notice shall specify the time and the place of the meeting, which shall be the head office of the Company at the time if feasible and otherwise any other place specified in the notice.  Notice need be given only to such of the directors as it may be feasible to reach at the time and may be given by such means as may be feasible at the time, including publication, radio, email or text messaging.  If given by mail, messenger, telephone or telegram, the notice shall be addressed to the director at his residence or business address or such other place as the person giving the notice shall deem suitable.  In the case of meetings called by an officer who is not a director, notice shall also be given similarly, to the extent feasible, to the persons named on the list referred to in part (c) of this Section.  Notice shall be given at least two (2) calendar days before the meeting if feasible in the judgment of the person giving the notice and otherwise the meeting may be held on any shorter notice as deemed suitable.
(c)            At any meeting called under the provisions of this Section, the director or directors present shall constitute a quorum for the transaction of business.  If no director attends a meeting called by an officer who is not a director and if there are present at least three of the persons named on a numbered list of personnel approved by the Board of Directors before the emergency, those present (but not more than the seven appearing highest in priority on such list) shall be deemed directors for such meeting and shall constitute a quorum for the transaction of business.
7.3       LINES OF SUCCESSION.  The Board of Directors, during as well as before any such emergency, may provide, and from time to time modify, lines of succession in the event that during such an emergency any or all officers or agents of the Company shall for any reason be rendered incapable of discharging their duties.
7.4       OFFICES.  The Board of Directors, during as well as before any such emergency, may, effective in the emergency, change the head office or designate several alternative head offices or regional offices, or authorize the officers so to do.
7.5       LIABILITY.  No officer, director or employee acting in accordance with these emergency bylaws shall be liable except for willful misconduct.
7.6       REPEAL OR CHANGE.  These emergency bylaws shall be subject to repeal or change by further action of the Board of Directors or by action of the shareholders, except that no such repeal or change shall modify the provisions of the next preceding Section with regard to action or inaction prior to the time of such repeal or change.
ARTICLE VIII
PENNSYLVANIA ACT 36 OF 1990
8.1       NON-APPLICABILITY OF PENNSYLVANIA’S CONTROL-SHARE ACQUISITION STATUTE.  Subchapter G of Chapter 25 of the PBCL (relating to certain control-share acquisitions of the Company’s common stock and the voting of such shares by certain controlling shareholders) shall not be applicable to the Company.

8.2       NON-APPLICABILITY OF PENNSYLVANIA’S DISGORGEMENT STATUTE.  Subchapter H of Chapter 25 of the PBCL (relating to disgorgement to the Company of profits made on the sale of its common stock by certain controlling shareholders if the sale occurs within certain periods and under certain circumstances) shall not be applicable to the Company.
ARTICLE IX
FORUM SELECTION
9.1       EXCLUSIVE FORUM.  Unless the Board of Directors adopts a resolution approving the selection of an alternative forum, the exclusive forum shall be the federal District Court for the Middle District of Pennsylvania, or if such federal court does not have jurisdiction, any other federal or state court located within the Commonwealth of Pennsylvania, for the following types of actions: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the PBCL, the Articles of Incorporation or these Bylaws (as each may be amended from time to time), or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine.

As amended April 5, 2023.

28